Exhibit 99.1
First Niagara Financial Group Announces $250 Million Preferred Stock Offering
Proceeds to Consummate the HSBC Bank USA Branch Acquisition
BUFFALO, N.Y., December 7, 2011 — First Niagara Financial Group, Inc. (Nasdaq: FNFG) today announced the commencement of an underwritten public offering of $250 million aggregate liquidation preference of its fixed-to-floating rate perpetual non-cumulative preferred stock, Series B. In addition, First Niagara expects to grant the underwriters of the preferred stock offering a 30-day option to purchase up to $37.5 million of additional shares of preferred stock. Goldman, Sachs & Co. will serve as the global coordinator for the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated will serve as the physical bookrunner for the offering, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will serve as joint book-running managers for the offering, Citigroup Global Markets Inc. will serve as the joint lead manager, and Sandler O’Neill + Partners, L.P. will serve as the co-manager for the offering.
Subject to market conditions, First Niagara expects to commence an underwritten public offering of $300 million aggregate principal amount of subordinated notes in the near future.
First Niagara intends to use the net proceeds from this offering of preferred stock to consummate its previously announced acquisition of branches of HSBC Bank USA, National Association announced on July 31, 2011 and for general corporate purposes. The closing of the preferred stock offering is not conditioned upon the closings of the previously announced offering of common stock that priced on December 6, 2011 or the expected subordinated notes offering.
This press release does not constitute an offer to sell or the solicitation of any offer to buy the preferred stock of First Niagara, nor shall there be any offer or sale of the preferred stock of First Niagara in any jurisdiction in which such offer, solicitation or sale would be unlawful. Each of the offerings of preferred stock, common stock and subordinated notes will be made only by means of a prospectus supplement and accompanying prospectus.
First Niagara has filed a shelf registration statement with the Securities and Exchange Commission (SEC) and will file a preliminary prospectus supplement related to the applicable offering. Prospective investors should read the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents First Niagara has filed and will file with the SEC for more complete information about First Niagara and the offering.
Copies of the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents that First Niagara has filed and will file with the SEC are available by visiting EDGAR on the SEC website at www.sec.gov. Additionally, the preliminary prospectus supplement and accompanying prospectus for the preferred stock offering can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Syndicate Operations, email: dg.prospectus_requests@baml.com; or by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, telephone: 800-326-5897, email: cmclientsupport@wellsfargo.com.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, N.A., has $31 billion in assets, $20 billion in deposits, 332 branches and approximately 5,000 employees, as of September 30, 2011. First Niagara is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts.
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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond First Niagara’s control). Factors that could cause First Niagara’s results to differ materially can be found in the risk factors set forth in First Niagara’s Annual Report on Form 10-K for the year ended December 31, 2010, First Niagara’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and First Niagara’s other filings with the SEC.
CONTACT: Investors:
      Ram Shankar
      Senior Vice President, Investor Relations
      (716) 270-8623
      ram.shankar@fnfg.com
      News Media:
      David Lanzillo
      Senior Vice President, Corporate Communications
      (716) 819-5780
      david.lanzillo@fnfg.com